Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

FLEXSHOPPER, INC.

FLEXSHOPPER, INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.    The Certificate of Incorporation of the Corporation is hereby amended by deleting Section 1 of Article FOURTH thereof in its entirety and replacing Section 1 of Article FOURTH with the following:

“Section 1. Authorization of Shares.

The aggregate number of shares of capital stock which the Corporation will have authority to issue is 15,500,000 shares, consisting of 15,000,000 shares of common stock, having a par value of $.0001 per share (“Common Stock”), and 500,000 shares of Preferred Stock, having a par value of $.001 per share (“Preferred Stock”).”

2.    The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, FLEXSHOPPER, INC. has caused this Certificate to be executed by its duly authorized officer on this 12th day of May, 2017.

By:	/s/ Brad Bernstein
Name:	Brad Bernstein
Title:	President and Chief Executive Officer